Exhibit 5.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our name in this Registration Statement on Form F-10 (this “Registration Statement”) of Enerplus Corporation (the “Registrant”). We hereby further consent to the incorporation by reference in this Registration Statement of the Registrant’s Annual Information Form dated February 23, 2023 for the year ended December 31, 2022, which document makes reference to our firm and our reports dated February 3, 2023, evaluating the Registrant’s oil, natural gas and natural gas liquids interests effective December 31, 2023.

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

Calgary, Alberta, Canada

August 4, 2023

/s/ Brian R. Hamm
Brian R. Hamm, P.Eng.
President & CEO

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1          Tel: (403) 262-5506          www.mcdan.com